Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE

This SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) is made and entered into between Joseph L. Dugan (“Employee”), residing at ##### and Financial Institutions, Inc. and its subsidiaries and affiliated entities including Five Star Bank (“Bank”), Five Star REIT, Inc., SDN Insurance Agency, LLC, Courier Capital, LLC, and HNP Capital, LLC (collectively “Employer” or “Company”), a company with its principal office at 220 Liberty Street, Warsaw, New York 14569 (collectively, “Parties” and each individually “Party”) as of the Effective Date (as defined below).

WHEREAS, Employee has been employed by Employer and has received and had access to Confidential and Proprietary Information of Employer (as defined below); and

WHEREAS, Employer and Employee have agreed to separate Employee’s employment with Employer effective on the Separation Date (defined below), and

WHEREAS, Employee and Employer have agreed, among other things, to fully and finally resolve any and all claims Employee has against Employer; ensure that Employer’s confidential, proprietary and business interests are protected under the terms and circumstances set forth herein; and ensure a smooth and orderly transition of the matters that Employee has been handling on behalf of Employer;

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.

Separation.  Employee’s employment with Employer will end effective at the close of business on February 12, 2021 (“Separation Date”).  As of the Separation Date, Employee has no authority to speak for, act for, represent, or in any way affect the affairs of Employer and is restricted from entering Employer’s property, except as specifically permitted by the Employer.

2.	Company Property.

a.

Except as specifically set forth in Section 3 below, to the extent Employee has not already done so, by no later than five (5) business days from the Separation Date, Employee shall return to Employer all documents (and all copies thereof) and other property belonging to Employer that Employee has in Employee’s possession, custody or control. The documents and property to be returned by Employee include, but are not limited to all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer lists and customer information (including but not limited to telephone directories, phone books, and any documents containing the name, address, telephone number, email address, or other contact information of any customer or any agent, representative, or employee of a customer), marketing information, operational and personnel information (including but not limited to organizational charts, telephone directories, phone books, any documents containing the name, address, telephone number, email address, or other contact information of any employee, agent, or representative of Employer), specifications, code, software, databases, computer-recorded information, electronic records, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential and Proprietary Information of Employer (and all reproductions thereof in whole or in part).  Employee agrees to make a diligent search to locate any such documents, property and information.

b.

If Employee has used any computer, server, e-mail or phone device owned by Employee or a member of Employee’s immediate family to receive, store, review, prepare or transmit any Confidential and Proprietary Information or, documents, property, materials or information of or pertaining to Employer, by no later than five (5) business days from the Separation Date, Employee shall provide Employer with a computer-useable copy (e.g., a usable copy of files on a thumb drive) of all such information and then permanently delete and expunge such Confidential and Proprietary Information from those systems or devices.

c.

Employee further agrees that if Employee discovers any Employer documents or property in Employee’s possession, custody or control or on Employee’s computer, server, e-mail system, or other electronic device in the future, Employee will immediately return such documents or information to Employer and delete them from such computer, device, or e-mail system.

d.

Employer will work with Employee to retrieve any Company Property as outlined in this Section. Employee will fully cooperate with Employer to return such property to the Employer within five (5) business days from the Separation Date.

3.

Consideration. In consideration of Employee’s acceptance of the terms of this Agreement, Employer will provide Employee with consideration, to which Employee would not otherwise be entitled, described in this Section 3.

a.

Employer will pay Employee Three Hundred and Sixty Thousand Dollars ($360,000), less any required deductions or withholdings, to be paid to Employee in a lump sum payment on Employer’s first payroll period following the later of the Effective Date and March 19, 2021.  This amount is equivalent to twelve (12) months of Employee’s current base salary ($257,758), compensation Employee would have earned under the Employer’s Annual Incentive Plan (“AIP”) for 2020 had Employee remained employed through the 2020 AIP payment date ($77,327), and compensation in recognition of the fact that Separation Date will occur prior to the vesting date of certain Restricted Stock Units granted under the Company’s 2015 Long-Term Incentive Plan, among other considerations.

b.

Provided that Employee timely elects continuation health insurance coverage under COBRA, Employer shall pay Employee’s full monthly health and dental insurance premiums (i.e., employer and employee share) from the Separation Date until June 30, 2021 (the “Continuation Period”), subject to the following terms and conditions.  Employee agrees and acknowledges that Employer is only obligated to make premium payments for continuation of the same types and levels of coverage and for the same dependents that Employee had as of Employee’s Separation Date and Employee shall remain responsible for all other costs under the plan.  If (i) Employee obtains health insurance coverage from a subsequent employer, (ii) Employee discontinues COBRA continuation coverage and/or (iii) that coverage is cancelled at any point during the Continuation Period, the Company shall have no further obligations under this subsection.

c.

Employer agrees not to contest any application for unemployment benefits that Employee makes after the Separation Date in connection with Employee’s separation of employment with Employer (unless Employee obtains employment elsewhere), but cannot guarantee that

Employee will receive unemployment benefits. If required to provide information to the New York State Department of Labor or similar agency, Employer will answer truthfully, but will state its position that it does not intend to contest Employee’s application for unemployment benefits.

d.

Employer makes no representations to Employee regarding the taxability and/or tax implications of this Agreement and any payments made under it.  Employee is solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether Employer should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare).  Employee agrees to defend, indemnify, reimburse and hold Employer harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on Employer by the Internal Revenue Service, the New York State Tax Department, or any other federal, state or local taxing authority by reason of the payments made pursuant to this Section 3, the absence of withholdings and deductions made from those payments and/or Employee’s non-payment or late payment of taxes due with respect to such payments. Employee alone assumes all liability for all such amounts. The compensation and benefits under this Section 3 are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder, and this Agreement shall be administered and interpreted consistent with that intent.

e.

Whether or not Employee signs this Agreement, Employer will continue to pay regular wages and employment related benefits through the Separation Date. Except as described below, all employment-related benefits shall cease on February 12, 2021.

f.

Employee agrees that Employee is not entitled to any other compensation, commissions, bonus (including under the 2021 AIP), stock award or benefits of any kind or description from Employer, its employees, agents, representatives, successors, assigns, affiliates, parents, or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by Employer, its successors, assigns, affiliates or related companies, other than as described in this Agreement, and except for vested benefits under the any qualified retirement plans in which Employee participated.

g.

Employee acknowledges and agrees that by executing this Agreement, and upon receipt of payments described in this Section 3, Employee has received regular wages, employment related benefits, accrued and unused paid time off through the Separation Date, all of which were paid in accordance with Employer’s regular payroll schedule and benefit policies and practices. The compensation Employee receives as part of this Agreement as outlined in this Section 3 includes all compensation, bonus, commissions, and other payments that would have been owed to the Employee pursuant to any incentive plan that Employee was a participant in. Pursuant to the terms of this Agreement, Employee is entitled to no other compensation, commission, bonus, stock award, benefit, or other form of compensation. Employee understands and agrees that the payments in this Section are inclusive of any accrued, unpaid time off/vacation to which Employee might otherwise be entitled and that Employee will not receive any additional payment for such time.

4.	Release of Claims.
a.

Employee, on his own behalf and on behalf of his agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators remises, releases and forever discharges Employer and Employer’s past, present, and future assigns, predecessors, successors, officers, directors, attorneys, agents, representatives, employees, servants, shareholders, parents, subsidiaries, affiliates, and insurers from all, and all manner of action and actions, cause and causes of action, suits, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, economic damages, emotional distress, punitive damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, whether known or unknown, foreseen or unforeseen, which against Employer, its directors, officers, managers, agents, representatives, servants, shareholders, parents, subsidiaries, affiliates, insurers and employees that Employee ever had, now has, or which Employee’s beneficiaries, agents, representatives, fiduciaries, successors and assigns, heirs, executors and administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement including but not limited to all claims relating to or arising from Employee’s employment  with the Employer; Employee’s termination of employment; compensation, commissions, bonuses, or benefits; statutory claims, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Works Benefit Protection Act of 1990 (“OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990 (“ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 (“FMLA”), the Employment Retirement Income Security Act of 1974 (“ERISA”), the New York State Human Rights Law and any similar federal, state or local statute, regulation, order or common law.  Employee also agrees that the legal rights and claims Employee is giving up includes all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of Employer and any claim relating to workplace discrimination or harassment, sex discrimination, sexual stereotyping, disability discrimination, retaliation, or emotional distress.

b.

The claims Employee is giving up and releasing do not include Employee’s vested rights, if any, under any qualified retirement plan in which Employee participates, and Employee’s COBRA, unemployment insurance and workers’ compensation rights, if any.  Nothing in this Agreement shall be construed to constitute a waiver of:  (i) any claims Employee may have against Employer that arise from events that occur after the date that Employee signs this Agreement; (ii) Employee’s right to file an administrative charge or complaint with any government agencies, including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission; (iii) Employee’s right to communicate with any government agency or Employee’s right to participate in any regulatory or law enforcement investigation, including Employee’s right to report any suspected violations of law; or (iv) any other right that Employee cannot waive as a matter of law.  Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law. This Agreement does not limit Employee’s right to receive an award for information provided to the SEC.   In addition, the release of all claims set forth in this Agreement does not affect Employee’s rights as expressly created by this Agreement and does not limit Employee’s ability to enforce this Agreement or to challenge the enforceability of this Agreement.

5.	Confidential and Proprietary Information. Employee agrees and acknowledges as follows:
a.

In the course of employment with Employer, Employee has acquired access to and became acquainted with Confidential and Proprietary Information (as defined below) about the professional business and financial affairs of Employer.

b.

Employee will not at any time, whether before or after the termination of Employee’s employment, use, copy, disclose or make available any Confidential and Proprietary Information (as defined in Section 5(c) below) to any individual, corporation, partnership, trust, governmental body or other entity; except that Employee may use, copy or disclose any Confidential and Proprietary Information (i) to the extent it becomes publicly available through no fault on Employee’s part, and (ii) to the extent Employee is required to do so pursuant to applicable law or pursuant to an order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure Employee shall promptly notify Employer in writing of any such order or request to disclose and shall cooperate fully with Employer in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential and Proprietary Information.

c.

For purposes of this Agreement, the term “Confidential and Proprietary Information” means all data, trade secrets, business, products, or client information and other information of any kind whatsoever that Employer discloses, in writing, orally, visually or in any other medium, to the Employee or to which the Employee obtained access during his employment with Employer, whether or not marked “Confidential” or “Proprietary,” transmitted orally, or communicated to the Employee as being Confidential and Proprietary Information or which by its nature would be, if in written form, deemed Confidential and Proprietary Information. Confidential and Proprietary Information includes, but is not limited to, Employer’s strategies, operations, financial information, business methods, systems, studies, client lists, client information, employee and personnel information, business and contractual relationships, business forecasts, sales, merchandising, marketing plans, and any written notes, analyses, reports, compilations or other material or documents based in whole or in part on such information.

d.

Employee shall have responsibility for and bear all risk of loss or damage to such Confidential and Proprietary Information and any and all actual out-of-pocket costs, losses, fines, penalties, forfeitures, judgments and expenses incurred by Employer, including court costs and fees and reasonable and necessary fees and disbursements of counsel, resulting from improper or inaccurate use, processing or disclosure of such data or arising from the negligence or willful misconduct of the Employee.

e.

Employee agrees to keep this Agreement, all documents relating to this Agreement, and the terms of this Agreement, including the consideration being paid under it, completely confidential.  Employee shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows:  (i) to the extent necessary to report income to appropriate taxing authorities;  (ii) to communicate with Employee’s spouse, attorneys, Employee’s investment or financial advisors, or Employee’s accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement and agree to maintain the confidentiality of this Agreement);  (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed; or (iv) to a prospective employer or business associate so long as such disclosure (A) is limited to Sections 5 or 6 and any other Sections directly to the enforcement of such restrictions, and (B) is disclosed in advance to Employer in writing.

f.

Pursuant to the federal Defend Trade Secrets Act, Employer hereby notifies Employee that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.

Non-Competition and Non-Solicitation.  In consideration of the payments and benefits provided to Employee by Employer under this Agreement, except as agreed to by Employer in writing, Employee agrees that from the Separation Date through a period of twelve (12) months following the Separation Date:

a.

Employee shall not engage anywhere within the following counties of New York State: Erie, Chautauqua, Niagara, Cattaraugus, Allegany, Wyoming, Genesee, Orleans, Monroe, Livingston, Wayne, Ontario, Cayuga, Seneca, Yates and Steuben (the “Restricted Area”), whether directly or indirectly, or through any employee, agent, attorney or any other person or party acting on behalf of the Employee, as principal, owner, officer, director, agenda, employee, consultant or partner, in the management or administration of a bank holding company, commercial bank, savings bank, credit union, insurance company, wealth management company, financial investment company, or any other financial services provider that competes with any companies that fall within the definition of Employer or products, services, or programs offered by Employer (“Restricted Activities”), provided that the foregoing shall not restrict Employee from engaging in any Restricted Activities which Employer directs Employee to undertake or which the Company expressly authorizes.  The foregoing shall not restrict Employee from owning less than 5% of the outstanding capital stock of any company that engages in Restricted Activities, provided that Employee is not otherwise involved with such company as an officer, director, agent, employee or consultant.

b.

“Restricted Activities” also include directly or indirectly, canvassing, soliciting, accepting, making, marketing, or selling any bank or financial solution products or services (including any deposit product or service, savings account, checking account, certificate of deposit, individual retirement account, credit card, residential or commercial mortgage, consumer or commercial loan, home equity, line of credit, letter of credit, cash management service, merchant service or treasury service, insurance, surety or bond, or investment product or service) in any manner, to any person or business (i) who or which is or was a client, customer, investor or supplier of Employer; (ii) with whom or which Employee acquired a relationship during Employee’s employment with Employer; and/or (iii) any “Prospective Customer” of Employer defined as any person or entity that has communicated with Employer and has engaged in any one or more of the following activities within the twelve month period preceding the Separation Date: (i) received written product or services pricing information; (ii) met with Employee or other staff of the Employer; (iii) visited a Bank branch or other office of the Company; or (iv) negotiated terms.

c.

In making the foregoing covenants, Employee acknowledges that Employer has a legitimate interest in preventing Employee from exploiting or appropriating Employer’s goodwill and Confidential and Proprietary Information as it relates to Employer’s clients, customers, investors and suppliers, which goodwill and Confidential and Proprietary Information has been created and maintained at Employer’s expense.

d.

Employee will not, directly or indirectly (i) induce any party who or which is a customer, supplier, investor or vendor of Employer to patronize any business directly or indirectly in competition with Employer, or (ii) request or advise any party who or which is a customer, supplier, investor, or carriers of Employer, or its or their successors, to withdraw, curtail, cancel or modify any such customer’s or carrier’s business with such entity.

e.

Employee will not (i) employ, or knowingly permit any company or business that employs Employee or is directly or indirectly controlled by, owned by, or which Employee, in any way, has an ownership interest in to employ any person who was employed by Employer on the Separation Date and is currently employed by Employer, or (ii) in any manner seek to induce any person who was employed by Employer on the Separation Date and is currently employed by Employer to leave his or her employment with Employer.

f.

Employee agrees that the scope of the territory covered, the actions restricted thereby, and the duration of such covenants set forth in this Section 6 are reasonable and necessary to protect the legitimate business interests of Employer.

g.

Employer’s customers, clients or Prospective Customers may possess Employee’s personal cell phone or home number, or personal email address or social media account and may attempt to contact Employee in the future either by phone or other means for business related matters of Employer.  Employee agrees to refer such individuals back to Employer and indicate that Employee is no longer employed by Employer.

7.

Remedies.  In the event that Employee breaches any of Employee’s obligations under this Agreement, Employer may, at its option, obtain monetary damages, a court order requiring that Employee comply with this Agreement, or other legal and equitable remedies as appropriate.  Employee specifically agrees that any breach or threatened breach of Sections 5 or 6 would cause irreparable injury to Employer, that money damages may not provide an adequate remedy to Employer and that Employer will accordingly have the right and remedy (a) to obtain an injunction prohibiting Employee from violating or threatening to violate such provisions, (b) to have such provisions specifically enforced by any court of competent jurisdiction, and (c) to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of such provisions.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  Employee and Employer believe that the restrictions and covenants in this Agreement are reasonable and enforceable under the circumstances.  However, if any one or more of the provisions in this Agreement shall, for any, reason be held to be excessively broad as to time, duration, geographic scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with law and with Employee and Employer’s intentions as stated herein.

8.	No Pending Action. Employee represents that, as of the Effective Date, Employee has not filed any charge, complaint or action in any forum against the Employer.

9.

Duty to Cooperate. Employee agrees to provide assistance to Employer to assure a smooth and orderly transition and transfer of work and responsibilities. Employee agrees to fully cooperate with Employer and its attorneys, auditors and consultants following the Separation Date; to provide prompt, truthful, and complete information in relation to any inquiry by Employer or its attorney and in connection with any matter, litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee’s employment. Employee’s cooperation shall include, without limitation, providing assistance to Employer’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. Employer agrees to timely pay all reasonable expenses incurred by Employee, including, but not limited to, transportation costs, lodging costs, and lost wages.

10.

No Derogatory Statements; Future Inquiries.  Employee agrees that Employee will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to Employer or Employer’s predecessors, successors, parents, subsidiaries, or related entities, or any of Employer’s members, shareholders, officers, directors, agents, attorneys, employees, or assigns.  Likewise, Employer agrees that it will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to Employee.  In the event that Employer receives an inquiry from a future prospective employer, Employer will, consistent with its policies, disclose only the position held by Employee and the duration of Employee’s employment.

11.	Competent, Knowing, Voluntary Acceptance; Advice of Counsel.

a.	Employee represents, warrants, and acknowledges that Employee: (i) is legally competent; (ii) understands and accepts the nature, terms and scope of this Agreement with full knowledge of all material facts related thereto; (iii) did not execute this Agreement under coercion or duress of any kind whatsoever.

b.

Employee acknowledges that Employee has had a full and fair opportunity to review this Agreement.  Employee understands that Employee had the right to study and obtain advice from others about the meaning of this Agreement for not less than twenty-one (21) days from the date Employee was first given this Agreement (February 8, 2021, and amended on February 9, 2021 and February 10, 2021) before Employee was asked to sign it.  Employee acknowledges that if Employee signs this Agreement before the expiration of the twenty-one (21) day period, Employee knowingly and willingly waives the balance of such period.  Both Employee and Employer agree that any amendments to this Agreement made after the date that Employee first received it will not re-start the 21-day period of review.

c.

Employee also affirms and acknowledges that Employee has had the opportunity to consult with an attorney of Employee’s choosing before signing this Agreement. By signing this Agreement, Employee acknowledges Employee had an opportunity to do so and either consulted with an attorney or chose not to consult with any attorney.

12.

Right to Revoke. Employee understands that Employee may revoke this Agreement for a period of seven (7) days after executing this Agreement. To be effective, the revocation must be in writing and delivered to Samuel J. Burruano, Jr., General Counsel and Corporate Secretary, Five Star Bank, 100 Chestnut Street, Rochester New York 14604 before the close of business on the seventh day after Employee’s execution. If the Agreement is not revoked within this seven (7) day period, it shall be fully effective and enforceable without any further affirmative action by either party on the eighth business day after the date of Employee’s signature (the “Effective Date”).

13.

Binding Nature.  This Agreement shall bind, be transferable to, and/or be enforceable by or against, Employer’s successors and assigns, now and in the future.  This Agreement shall also bind, be transferable to and/or be enforceable by or against, all persons who might assert a legal right or claim on Employee’s behalf, such as Employee’s heirs, executors, personal representatives and assigns, now and in the future.

14.

Governing Law and Notices. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.  Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York.  Any notices or communications relating to this Agreement should be sent to the attention of Employer’s General Counsel at 100 Chestnut Street, Rochester, New York 14604.

15.

Scope of Agreement.  Employee agrees that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon Employee.  Employee also agrees that this Agreement contains the entire agreement between Employer and Employee regarding Employee’s employment and termination from employment and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations, promises, or written agreements.

IN WITNESS WHEREOF, Employee and Employer by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

FINANCIAL INSTITUTIONS, INC.,

and its subsidiaries and affiliate entities

By: _/s/ Martin K. BirminghamDate: ____02/11/2021________________

Name: Martin K. Birmingham

Title: President and Chief Executive Officer

EMPLOYEE

_/s/ Joseph L. Dugan_______Date: ____02/12/2021________________

Joseph L. Dugan